Exhibit 99.1

Contact: Don Watson 602-631-7224

     CSK Auto Corporation Reports Same Store Sales for the Fourth Quarter and Full Year Fiscal 2002

     PHOENIX, AZ, February 11, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today announced its sales results for fiscal 2002. The Company also said that it expects to release its results for the fourth quarter and fiscal year 2002, and hold a conference call to discuss the results on March 20, 2003.

     CSK Auto Corporation reports total same store sales for the thirteen weeks ended February 2, 2003 (the “fourth quarter of fiscal 2002”) increased by 6% compared to the fourth quarter of fiscal 2001. For the fourth quarter of fiscal 2002, retail same store sales increased by 6% and commercial same store sales increased by 7%. Net sales for the fourth quarter of fiscal 2002 increased by 4% over the fourth quarter of fiscal 2001.

     For fiscal 2002, same store sales increased by 7% over the prior fiscal year. Retail same store sales increased by 7% and commercial same store sales increased by 8% over the prior fiscal year. Net sales for fiscal 2002 increased by 5% over fiscal 2001.

     CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of February 2, 2003, the Company operated 1,109 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

     Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.